                           OFFER FOR THE SALE OF MILK
                           --------------------------

         On October 19, 2001 Mastellone Hermanos, S.A. ("MHSA") issue to Danone
S.A. ("Danone") an Offer for the Sale of Milk (the "Milk Offer"). Such Offer was
accepted by Danone.

         Under the Milk Offer, MHSA is irrevocably obliged to sell and Danone is irrevocably obliged to purchase specified quantities of specified milk (the
"Milk"). The effective date of the Milk Offer is January 1, 2002. Danone's rights under the Offer expire 4 years after the effective date. However, such rights are automatically extended for periods of 2 years unless either MHSA or
Danone notifies the other party at least 180 days prior to the automatic renewal date that MHSA or Danone wishes the arrangement.

         Under the Milk Offer, the specifications and particularities of the
Milk to be sold to Danone are identified. MHSA guarantees to Danone that the
Milk sold under the Milk Offer will meet such specifications, and that with all the argentine federal, provincial and municipal rules and regulations. MHSA shall deliver the Milk to Danone at Danone's plant in Longchamp, Province of
Buenos Aires, unless Danone specifies a new place of delivery.

         Under the Milk Offer MHSA is responsible for the quality of raw milk until the milk arrives at the designated points of delivery. If MHSA does not meet the requirements agreed, or does not supply the Milk to Danone in accordance with the Milk Offer, MHSA shall pay Danone a fine of $20 per each tone of Milk not delivered or Milk that does not meet such requirements.

         The estimated amount of Milk to be purchased by Danone is agreed annually between Danone and MHSA. In addition, every month Danone shall submit to MHSA a monthly requirement of Milk, specifying the amount of Milk needed each week of such month. Likewise, each week Danone shall confirm -or modify- to MHSA such requirement. If the amount of Milk purchased by Danone is less than the amount requested, MHSA shall process the excess and converted into powder Milk which shall be sold to Danone.

         Danone has agreed to pay MHSA a purchase at a formula that incorporates the price to be paid to the dairy farmers, plus certain other fees for transpiration, classification and coordination, plus certain costs of MHSA incurred to purchase the Milk to the dairy farms, plus a commission of 1% over the referred items, plus gross income tax. Furthermore, Danone must pay all value added taxes. Danone. Interest charged shall be 6% over the 6 month LIBO rate.

         If a Danone fails to pay MHSA for 20 consecutive days or for 60 alternate days, MHSA may rescind the Milk Offer or suspend performance of its obligations until Danone pays all its outstanding debts. Finally, both the
Danone and MHSA have the right to rescind the Milk Offer if a party is insolvent or the Commercial Assistance Agreements are cancelled.